Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Reaffirms Fourth Quarter 2005 EPS Guidance of Between $0.40 and $0.42, and Announces Early Adoption of SFAS 123R for Share-Based Payment

GOLDEN VALLEY, Minn. – December 19, 2005 – Pentair, Inc. (NYSE: PNR) today reaffirmed its guidance for fourth quarter 2005 continuing operations earnings per share (EPS), indicating that it is expected to be within a range of between $0.40 and $0.42. This equates to a full year 2005 continuing operations EPS range of between $1.91 and $1.93. Originally issued on October 25, 2005, this guidance does not reflect the impact of SFAS 123R, an accounting change that must occur no later than the first quarter of fiscal 2006, requiring companies to recognize an expense in the Income Statement for stock options instead of reflecting the pro forma impact in a footnote disclosure in the financial statements.

The Company also announced it will early adopt SFAS 123R for Share-Based Payment, which will result in a non-cash charge to fourth quarter 2005 earnings of approximately $0.03 per share, or $0.13 per share for the full year 2005. This is comparable to the EPS impact previously reported in the Company’s 10-Qs as the pro forma impact under the fair value recognition provisions of SFAS 123 of $0.03, $0.04 and $0.03, for the first, second, and third quarters of 2005, respectively. Due to the early adoption of the new standard, Pentair will be restating the 2005 earnings for the first three quarters to reflect the impact of SFAS 123R. This accounting change is consistent with the upcoming requirement and it does not change any previously made statements about the performance of the Company.

Pentair also reaffirmed its full year 2006 EPS guidance of between $2.20 and $2.30, which when adjusted to reflect the approximate $0.12 per share impact of SFAS 123R, is now estimated to be between $2.08 and $2.18.

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About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

Caution concerning forward-looking statements

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to integrate the WICOR acquisition successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; the ability to close and integrate the acquisition of APW’s thermal management businesses; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com